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                   [Letterhead of MacKenzie Partners, Inc.]


CONTACT FOR
CALIFORNIA ENERGY:
David L. Sokol, Chairman & CEO
Dale R. Schuster, Vice President
California Energy Company, Inc.
(402) 330-8900
or
Mark H. Harnett
MacKenzie Partners, Inc.
(212) 929-5877
or
CONTACT FOR MAGMA POWER:
Thomas J. Davies
Andrea Bergofin
Kekst & Co.
(212) 593-2655

FOR IMMEDIATE RELEASE:

CALIFORNIA ENERGY AND MAGMA POWER REACH
MERGER AGREEMENT AT $39 PER SHARE

     OMAHA, NE, and SAN DIEGO, CA, December 5, 1994 -- California Energy Company, Inc. (NYSE, PSE, LSE: CE) and Magma Power Company (NASDAQ:MGMA) today announced that they had entered into a definitive merger agreement which provides for Magma shareholders to receive a price of $39 net per share in a combination of $28.50 in cash and $10.50 in market value of California Energy common stock, or approximately $950 million in aggregate value on a fully-diluted basis.

Pursuant to the terms of the agreement, California Energy will commence no later than Friday, December 9 a cash tender offer for a majority of Magma's common stock at $39 per share in cash. The tender offer will remain open for 20 days and, if over-subscribed, will be pro-rated. As soon as practicable thereafter, California Energy will complete the acquisition of all remaining shares in a second step merger transaction by issuing for each Magma share a combination of cash and California Energy common shares totalling $39, or, at its option, approximately $38.50 per share in cash. If California Energy stock is to be received in the merger, the number of shares to be issued will be increased or decreased by up to 13.5% based on the difference between $16.50 and the average daily closing price of California Energy during the fifteen trading days ending on the fifth business day prior to the consummation of the merger.

California Energy's tender offer is subject to the valid tender of shares representing a majority of the voting power of Magma, funding of financing, and other customary closing conditions. In


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CALIFORNIA ENERGY/MAGMA POWER
December 5, 1994
page 2

addition, the merger (though not the tender) is conditioned, if California Energy shares are to be issued, on approval of California Energy shareholders. Under the agreement, Magma has agreed to render Magma's shareholders rights plan inapplicable to the tender offer and merger and to waive applicable Nevada anti-takeover statutes. The Hart-Scott-Rodino antitrust waiting period has expired with respect to the transaction. The parties have also agreed to terminate all litigation between them.

The agreement has been approved by the Boards of Directors of both companies. Magma Power's Board has determined, after thoroughly exploring alternatives in consultation with its independent financial advisors, that the terms of the offer and merger are fair to, and in the best interests of, its stockholders and recommends that stockholders tender their Magma shares into California Energy's tender offer.

Following the merger, the combined companies will have projected annual revenues in excess of $400 million, its facilities will produce in excess of 545MW of power and will have an additional 530MW of power under construction. The combined companies will constitute the largest independent geothermal power company in the world with operations in the U.S., Philippines and Indonesia.

David L. Sokol, Chairman and Chief Executive Officer of California Energy said, "The combination of our two organizations creates a geothermal company with unparalleled technical, geological, developmental and operational skills. We fully believe that this merger will accelerate the achievement of our strategic objectives and will enhance our international expansion efforts. We welcome the family of talented Magma employees onto our team and we anticipate a smooth transition."

Paul Pankratz, Chairman of Magma, said: "We believe this transaction reflects Magma's inherent strengths and outstanding prospects. The combined company will be the largest and most technically advanced global competitor in the geothermal energy industry -- well positioned to capitalize on growth opportunities worldwide."

Ralph Boeker, President and Chief Executive Officer of Magma, said: "Magma brings excellent people, technology and projects into this combination. We look forward to working with California Energy to ensure the success of this great combined company."

California Energy Company is an international developer owner and operator of geothermal and other environmentally responsible

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CALIFORNIA ENERGY/MAGMA POWER
December 5, 1994
page 3

power generation facilities. Its six existing facilities currently produce in excess of 325MW of power with an additional
300MW under construction.

Magma Power Company is a leader in the geothermal industry. The company currently operates seven geothermal power plants in Southern California and geothermal leaseholds and fee interests in other parts of California and Nevada. Magma is also currently constructing a power plant in the Philippines with a total capacity of 231MW.

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